Exhibit 10.1

August 24, 2016

Christophe Couturier

14 Ardley Road

Winchester, MA 01890

Dear Christophe,

On behalf of OvaScience, Inc. (the “Company”), I am pleased to set forth below the terms of your employment with the Company.

1.                                      Title, Duties and Position.

(a)                                 You will commence employment on or after the target date of September 6, 2016, subject to and pursuant to clause (b) of this Section 1, to serve on a full-time basis as Chief Financial Officer of the Company.  In this role, you will report to the Chief Executive Officer of the Company and will have such duties and responsibilities as are customary for such position and as are otherwise assigned to you from time to time by the Company.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and not to engage in any other business activities without the Company’s prior approval.

(b)                                 The Company understands that you may have a three month notice of termination requirement (the “Notice Requirement”) in your contract with a French affiliate of your current employer (the “French Affiliate Contract”).  You shall use your best efforts to confirm that the Notice Requirement is no longer effective or obtain a waiver or termination of the Notice Requirement that permits you to commence your employment with the Company on the target date of September 6, 2016 or as soon as possible thereafter.  You shall commence employment with the Company on the earliest date (on or after the target date of September 6, 2016) on which (i) your current employer confirms to you in writing that the Notice Requirement is no longer effective or (ii) any waiver or termination of the Notice Requirement becomes effective; provided however, that if you do not commence employment on or before December 28, 2016 for any reason, this agreement shall terminate and be null and void.

2.                                      Compensation.

(a)                                 Your base salary rate will be $33,333.34 per month ($400,000.08 on an annualized basis), subject to tax and other withholdings as required by law, to be paid in installments in accordance with the Company’s standard payroll practices. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

(b)                                 You shall be eligible to receive an annual bonus during your employment hereunder, commencing with respect to fiscal year 2016, in accordance with the annual incentive program applicable generally to senior executives of the Company. The amount of the annual bonus will be based on the achievement of individual and corporate performance objectives established by the Chief Executive Officer of the Company, in consultation with the Board, for the applicable year. Your target annual bonus will be 50% of your then current base salary (the “Target Bonus”). The annual bonus you will earn will be determined based on the achievement of the applicable performance objectives (the “Performance Objectives”) as determined by the Board in its sole discretion. The Board shall have the discretion to award greater than 100% of the Target Bonus (but in no event more than 150% of the Target Bonus) in the event that the Board determines that you have exceeded the Performance Objectives.  Any annual bonus payable under this Section 2(b) shall be paid to you by no later than March 15th of the year following the year in which such bonus is earned. You must be an active employee of the Company on the date on which bonuses are distributed in order to receive and to be deemed as having earned any bonus award. You will be eligible to earn up to your full annualized bonus for 2016 (and only for 2016) without pro ration for the number of months that you were with the Company in 2016.

3.                                      Benefits.  You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you meet the specific eligibility criteria as set forth in (and subject to all provisions of) the plan documents governing those programs.  The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.  You will be covered by Director & Officer liability insurance at least to the same extent as provided to other officers of the Company.

4.                                      Vacation.  You may be eligible for a maximum of 20 days of vacation per calendar year, subject to proration to your date of hire and to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year.  On your employment start date, you will be credited with four days of paid vacation in addition to your standard accrual.

5.                                      Reimbursement of Business Expenses.  During the execution of your duties in this position, you may from time to time incur expenses. Upon presentation of appropriate documentation itemizing such expenditures and attaching all supporting vouchers and receipts, you shall be reimbursed for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of your duties in accordance with the Company’s expense reimbursement practices, which are not expressed in a written policy.

6.                                      Equity.

(a)                                 Subject to the approval of the Board (including a majority of the independent members of the Board) or Compensation Committee at the first scheduled meeting of the Board or Compensation Committee after your employment start date, the Company will grant to you a non-qualified stock option (the “Option”) for the purchase of an aggregate of 200,000 shares of Common Stock of the Company (subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations and similar transactions affecting the Common Stock of the Company after the date hereof) at a price per share equal to the closing sale price of the Common Stock on the Nasdaq Global Market on the date of grant, as an inducement material to you joining the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listed Company Manual.  The Option shall be subject to all terms, vesting schedules and other provisions set forth in a separate option agreement. The Option will have a term of ten (10) years except as set forth in the stock option agreement and be subject to a vesting schedule of four (4) years, with 25% of the shares vesting on the first anniversary of your employment start date and 6.25% of the shares vesting each quarter thereafter. Notwithstanding anything to the contrary in the stock option agreement, if a “Change in Control Event” (as defined on Exhibit A attached hereto) occurs and, within one (1) year of such Change in Control Event, your employment is terminated by the Company (or any successor) without

“Cause” (as defined on Exhibit A) or by you for “Good Reason” (as defined on Exhibit A), the vesting schedule of the Option shall be accelerated in full.  You may be eligible to receive future stock options grants as the Board shall deem appropriate and in its sole and absolute discretion.

(b)                                 Subject to the approval of the Board or Compensation Committee at the first scheduled meeting of the Board or Compensation Committee after your employment start date, the Company will grant to you a restricted stock unit award under the Company’s 2012 Stock Incentive Plan (the “Plan”) representing the right to receive 50,000 shares of the Company’s common stock (the “RSUs”). The RSUs shall vest over four (4) years, with 25% of the RSUs vesting on the first anniversary of your employment start date and 6.25% of the RSUs vesting each quarter thereafter. The RSUs shall be granted under and subject to the terms of the Plan and a Restricted Stock Unit Award Agreement (the “RSU Agreement”) between you and the Company.

(c)                                  If you remain employed by the Company, at the first regularly scheduled meeting of the Board or the Compensation Committee (whichever occurs first) in 2017, the Company will grant to you, subject to the sole discretion of the Compensation Committee or the Board, up to 75,000 Options (the “2017 Performance Option”), subject to the percentage achievement of performance objectives in 2016.  You may receive a grant under Annual LTI Program currently under development in lieu of this grant if both parties so agree. The per share exercise price of the 2017 Performance Option shall be the fair market value (under the Plan) of a share of common stock as of the date of the grant.  The 2017 Performance Option shall be (i) made up of incentive stock options to the extent legally permissible, and otherwise shall be nonstatutory stock options, (ii) subject to all terms of the Plan and a separate option agreement, and (iii) subject to a vesting schedule of four (4) years, with 25% of the shares vesting on the first anniversary of the grant date and 6.25% of the shares vesting each quarter thereafter. Notwithstanding the foregoing, the grant of the 2017 Performance Option shall be subject to the availability of shareholder approved shares for the Plan and Board or Compensation Committee approval.

7.                                      Termination of Employment.  If the Company terminates your employment without Cause (as defined on Exhibit A attached hereto) or you terminate your employment for Good Reason (as defined on Exhibit A), you shall be eligible to receive the following Severance Benefits, subject to the waiver and release agreement requirements described below: (a) severance pay in an amount equal to six (6) months of your base salary as in effect on the date of your termination from employment (the “date of termination”), payable in accordance with the Company’s regular payroll procedures proportionately over a six (6) month period (such period, the “Severance Period”); (b) should you be eligible for and elect to continue receiving group medical and dental insurance coverage under the law known as COBRA, the Company shall continue to pay on your behalf, through the earlier of (x) the last day of the Severance Period, or (y) the date that you become eligible for group health and/or dental insurance coverage from any new employer, that portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, provided that the payments will cease if determined to be discriminatory under applicable law.  No severance pay or other severance benefit hereunder shall be provided to you unless, within 60 days following the date of termination, you first execute and do not revoke (as may be applicable) a waiver and release agreement which shall be given to you by the Company within three days following the date of termination, and which provides for a release of any and all claims that you have or might have against the Company (provided, however, that without your consent, you shall not be required to release any rights to Severance Benefits that you may have under this offer letter, or any vested rights you may have as of the date of termination in any qualified retirement or pension plan of the Company, or any rights you may have to indemnification pursuant to any then-applicable Company by-laws or insurance policies), and the release becomes effective on or before the 60th day. The severance payments shall commence on the first payroll period following the date the waiver and release agreement becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.  The distribution of any severance payments shall be subject to the provisions of Exhibit B attached hereto.

8.                                      Inventions, Confidentiality, Non-Competition and Non-Solicitation.  You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached, as a condition of employment.

9.                                      Other Agreements and Governing Law; Jury Trial Waiver.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter, other than the French Affiliate Contract and Notice Requirement.  Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by Massachusetts law.  Both the Company and you expressly waive any right that either party has or may have to a jury trial with respect to any dispute arising out of or in any way related to your employment with and/or termination of employment from the Company.

10.                               Proof of Legal Right to Work.  You agree to provide to the Company, within three days following your hire date, documentation of your identity and eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you need to obtain a work visa in order to be eligible to work in the United States, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.                               Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

12.                               At-Will Employment.  This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, for any reason or no reason, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly stated herein.

If you agree with the provisions of this letter, please sign this letter in the space provided below and return it to Toni Spinazzola in Human Resources.  Christophe, I am confident that you will make a great addition to the OvaScience team and I look forward to working together.

Very truly yours,

OVASCIENCE, INC.

By:	/s/ Harald Stock
Harald Stock
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by OvaScience, Inc.

Name:	/s/ Christophe Couturier	Date:	September 6, 2016
Christophe Couturier

Exhibit A

Definitions

“Cause” for termination shall be deemed to exist upon:

(A)                         a good faith finding by the Company (i) of repeated or willful failure of the employee, after written notice, to perform his or her reasonably assigned duties for the Company, or (ii) that the employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the business or affairs of the Company;

(B)                         the conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to, any crime involving moral turpitude or any felony; or

(C)                         a breach by the employee of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within a 10-day written notice thereof.

A “Change in Control Event” shall be deemed to exist upon the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets).

“Good Reason” shall be deemed to exist upon:

(A)                         the relocation of the Company’s offices such that the employee’s daily commute is increased by at least 30 miles each way without the written consent of the employee;

(B)                         material reduction of the employee’s annual base salary without the prior consent of the employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 50% of its employees); or

(C)                         material diminution in employee’s duties, authority or responsibilities without the prior consent of the employee, other than changes in duties, authority or responsibilities resulting from the employee’s misconduct;

provided, however, that (i) no such event or condition shall constitute Good Reason unless (x) the employee gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination if susceptible to correction are not corrected by the Company within 30 days of its receipt of such notice and (z) the employee’s termination of employment occurs within six months following the Company’s receipt of such notice; and (ii) at all times “Good Reason” will be interpreted in a manner consistent with the definition of “good reason” within the meaning of Section 409A (as defined below in Exhibit B).

Exhibit B

Payments Subject to Section 409A

1.                                      Subject to this Exhibit B, payments or benefits during the Severance Period under this offer letter (“Severance Payments”) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the Severance Payments, as applicable:

(a)                                  It is intended that each installment of the Severance Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Severance Payments except to the extent specifically permitted or required by Section 409A.

(b)                                  If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments shall be made on the dates and terms set forth in the offer letter.

(c)                                   If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the Severance Payments due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs,  be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b) (4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in the offer letter; and

(ii)                                  Each installment of the Severance Payments due under the offer letter that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      All expense reimbursements shall be paid as soon as administratively practicable.  If an expense reimbursement or provision of in-kind benefit is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

4.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.